INDEPENDENT DIRECTOR’S CONTRACT

THIS AGREEMENT (the “Agreement”) is entered into, as of June 1, 2008, by and between American Tony Pharmaceutical, Inc. a New York corporation (hereinafter referred to as the “Company”), and Jack L. Kaye, independent director (hereinafter referred to as the “Director”).

Background

The Company desires to retain the Director for the duties of independent director and chairman of the audit committee. The Director desires to be retained for such positions.

Agreement

In consideration for the above recited promises and the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Director hereby agree as follows:

1. Duties. The Director agrees to devote enough time to perform the duties of an independent director/chairman of the audit committee which are customarily performed by independent directors and chairman of audit committees for listed companies located in the United States of America.

2. Term. The agreement shall commence on the date first written above (“Effective Date”) and end on the third anniversary of the effective date.

3. Compensation. For all services to be rendered by the Director in any capacity hereunder, the Company agrees to pay the Director an annual fee of

(1) $30,000 in cash per annum payable monthly. This shall remain in effect until the Company is listed on either NASDAQ Capital Markets, the AMEX or the New York Stock Exchange at which point the cash compensation will be  increased to $45,000 per year and,

 2) 40,000 shares in restricted stock. The initial restricted stock will be granted immediately upon completion of the proposed reverse merger. All restricted shares will fully vest 12 months after grant date. Future annual restricted stock grants will be made on the anniversary dates of this Agreement.  After the Company is listed on either  NASDAQ Capital Markets, the AMEX or the New

York Stock Exchange, the annual restricted stock grant will reduce to 30,000 shares.

4. China Trip. The Director will be invited to visit the China facility in Harbin, China (and other Company facilities, if any) sometime during the first year of his board service with the Company.  This trip will be coordinated with a trip planned for potential investors. After the first trip,   the Director will be permitted to visit the China facility in Harbin (and other significant locations, if any) at least once every second fiscal year to attend annual board meetings if held in China and/or to visit the Company’s operations. He will be permitted to fly business class on all China trips and will be reimbursed for all expenses associated with the trip. Such expenses shall be reimbursed upon submission by the Director of a signed statement itemizing the expenses incurred. Such statement shall be accompanied by sufficient documentation to evidence the expenditures. It is understood that the Director will only be reimbursed for travel and other expenses incurred while on company business and for authorized projects pertaining to the business of the Company.  All   meetings of the audit committee will be held at the Company’s offices in New York.

5. D&O Insurance. The Company will obtain a minimum of $5 million of D&O insurance with a “priority of payment clause” from an “AAA” rated insurance company acceptable to the Director to be effective immediately after completion of the proposed reverse merger.  The Company agrees to review and increase such insurance periodically as the market capitalization increases in an amount which is considered prudent by both the Company and the Director.

IN WITNESS WHEREOF, the parties hereto have caused this independent director’s contract to be duly executed and signed as of the day and year first written above.

AMERICAN TONY PHARMACEUTICAL INC

BY: /s/ Mingli Yao

Mr. Mingli Yao, Chief Executive Officer & Chairman

BY: /s/ Jack L. Kaye

Jack L. Kaye

Independent Director